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Exhibit 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-40362 of The Laclede Group, Inc. and Laclede Gas Company on Form S-3 and Registration Statement No. 33-52357 of The Laclede Group, Inc. on Form S-3 and in Registration Statement Nos. 33-38413, 33-57573 and 33-64933 of The Laclede Group, Inc. on Form S-8 of our report dated November 15, 2001 (November 29, 2001 as to Note 14), appearing in this Annual Report on Form 10-K of The Laclede Group, Inc. and Laclede Gas Company for the year ended September 30, 2001.



Deloitte & Touche
St. Louis, MO
December 20, 2001